[Spanish Broadcasting Logo]

For immediate release

SPANISH BROADCASTING SYSTEM, INC. REPORTS
RESULTS FOR THE FIRST QUARTER 2004

- Net Revenue Exceeds High End of Previously Announced First Quarter Guidance -

COCONUT GROVE, FLORIDA, May 5, 2004 – Spanish Broadcasting System, Inc. (the “Company” or “SBS”) (NASDAQ: SBSA) today reported financial results for the quarter ended March 31, 2004.

Quarter End Results and Discussions *

Net revenue for the quarter was $29.2 million compared to $27.9 million for the same prior year period, resulting in net revenue growth of 4.7%, exceeding our previously announced guidance of flat net revenue growth. This growth is mostly attributable to the double-digit growth in our Miami and Chicago markets, primarily in local and network revenue. In addition, the start-up stations KZAB-FM and KZBA-FM in Los Angeles, which began operating on March 1, 2003, generated net revenue of approximately $1.0 million. Offsetting these increases was a decrease in the New York market in national and local revenue.

Reported station operating income for the quarter was $10.9 million compared to $10.5 million for the same prior year period, resulting in station operating income growth of 3.8%. To provide more clarity on our quarter-end results, the prior year period’s pro forma station operating income, excluding the non-cash programming expense related to the KXOL-FM warrant issuance of $(0.3) million, was $10.8 million, resulting in pro forma station operating income growth of 0.9% for the quarter. Station operating income remained relatively flat due to the proportional increase in net revenue and station operating expenses. Station operating expenses increased mainly in programming expenses related to investments made in programming personnel at various stations.

Corporate expenses for the quarter were $3.2 million compared to $4.5 million for the same prior year period, resulting in a decrease of 28.9%. The decrease in corporate expenses resulted mainly from the decrease in legal and professional fees related to various lawsuits and other matters.

Reported Adjusted EBITDA for the quarter was $7.7 million compared to $6.0 million for the same prior year period, resulting in EBITDA growth of 28.3%. To provide more clarity on our quarter-end results, the prior year period’s pro forma Adjusted EBITDA, excluding the non-cash programming expense related to the KXOL-FM warrant issuance of $(0.3) million, was $6.3 million, resulting in pro forma Adjusted EBITDA growth of 22.2% for the quarter. The increase in pro forma Adjusted EBITDA resulted mainly from the decrease in corporate expenses.

Loss from continuing operations before income taxes and discontinued operations for the quarter was $3.2 million compared to a loss of $3.3 million for the same prior year period, a decrease of $0.1 million. The decrease is due primarily to the increase of $1.6 million in operating income from continuing operations, offset by the increase of $1.5 million in interest expense related to the new $125.0 million credit facility term loan entered into in October 2003.

* Please refer to the Non-GAAP financial measures section for a reconciliation of GAAP to Non-GAAP financial measures.

Raúl Alarcón, Jr., Chairman and CEO, commented, “Our first quarter results exceeded our expectations, reflecting the exceptional ratings positioning of our large market radio assets in an improving advertising market. Leveraging our continued strong ratings, coupled with the expansion of our station group in 2003, we generated increased revenues in Los Angeles, Chicago and Miami. The momentum has continued into the second quarter in these key markets and we expect our future revenue generation to be bolstered by the recent addition of radio personality, Renan Almendarez Coello, to KLAX-FM in Los Angeles. We are also beginning to see improving revenue trends in New York and we are well positioned to capitalize given our rating leadership position. Supported by the investments we made in our station group, programming and management resources in the past year, we remain focused on pursuing our primary long-term goal, which is to drive revenues and close the gap between Hispanic media industry ratings and revenue across all our markets.”

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Discontinued Operations

On September 18, 2003, the Company entered into an asset purchase agreement with Border Media Partners, LLC to sell the assets of radio stations KLEY-FM and KSAH-AM, serving the San Antonio, Texas market, for a cash purchase price of $24.4 million. On January 30, 2004, the Company completed the sale, which consisted of $11.2 million of intangible assets, net, and $0.6 million of property and equipment. The Company recognized a gain of approximately $11.3 million, net of closing costs and taxes on the sales.

On October 2, 2003, the Company entered into an asset purchase agreement with 3 Point Media — San Francisco, LLC (Three Point Media) to sell the assets of radio station KPTI-FM, serving the San Francisco, California market, for a cash purchase price of $30.0 million. In connection with this agreement, Three Point Media made a $1.5 million deposit on the purchase price. On February 3, 2004, the Company terminated the agreement; however, on April 15, 2004, the Company reinstated the agreement and entered into an amendment to the asset purchase agreement. In connection with this amendment, Three Point Media made an additional $0.5 million deposit on the purchase price.

The Company determined that the pending sale and/or sales of these stations met the criteria in accordance with SFAS No. 144 to classify their respective assets as held for sale and their respective operations as discontinued operations. The results of operations in the current year and prior year periods of these stations have been classified as discontinued operations in the consolidated statements of operations. Discontinued operations had net revenues of $0.2 million and $0.9 million and generated station operating losses of ($0.2) million and ($0.1) million for the quarters ended March 31, 2004 and 2003, respectively.

Non-GAAP Financial Measures

To provide greater comparability on our operating performance, SBS excluded the prior year period’s non-cash programming expense related to warrants issued under the terms of the Asset Purchase Agreement for KXOL-FM. This item was excluded due to its significant non-cash impact. Included below is a table that reconciles the quarter ended reported results in accordance with Generally Accepted Accounting Principles (GAAP) to pro forma results, as well as a table that reconciles reported operating income from continuing operations to pro forma same station operating income, pro forma Adjusted EBITDA, pro forma station operating income, Adjusted EBITDA and station operating income.

UNAUDITED GAAP REPORTED RESULTS RECONCILED TO PRO FORMA RESULTS

	Quarter Ended March 31,
			%
(Amounts in millions)	2004	2003	Change

PRO FORMA SAME STATION NET REVENUE(1)
Reported net revenue from continuing operations	$29.2	$27.9	4.7%
less: Non same station net revenue	0.5	—

Pro forma same station net revenue(1)	$28.7	$27.9	2.9%

Reported operating income from continuing operations	$6.9	$5.3	30.2%
add back: Depreciation & amortization	0.8	0.7

Reported Adjusted EBITDA(5)	$7.7	$6.0	28.3%
add back: Corporate expenses	3.2	4.5

Station operating income(2) (formerly BCF)	$10.9	$10.5	3.8%

add back: warrant expense(3)	—	0.3

Pro forma station operating income(4)	$10.9	$10.8	0.9%

add back: non same station operating loss result	0.1	0.4

Pro forma same station operating income(1)	$11.0	$11.2	-1.8%

Reported Adjusted EBITDA(5)	$7.7	$6.0	28.3%
add back: warrant expense(3)	—	0.3

Pro forma Adjusted EBITDA(6)	$7.7	$6.3	22.2%

(1)	Pro forma same station results reflect stations operated during the same periods on a comparable monthly basis. In addition, it excludes non-cash warrant expense and LaMusica.com Internet results.

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(2)	Station operating income is defined as operating income from continuing operations before corporate expenses and depreciation and amortization. Station operating income replaces broadcast cash flow (BCF) as the metric used by management to assess the performance of our stations. Although it is calculated in the same manner as BCF, management believes that using the term “station operating income” provides a more accurate description of the performance measure.

(3)	The Company issued warrants related to the Asset Purchase Agreement for KXOL-FM. For the quarter ended March 31, 2003, non-cash warrant expense was $0.3 million, which was included in station operating expenses.

(4)	Pro forma station operating income is defined as station operating income excluding warrant expense.

(5)	Adjusted EBITDA is defined as earnings before interest expenses, interest income, income taxes, depreciation and amortization of assets and discontinued operations. We calculate our EBITDA differently. Our “EBITDA” is EBITDA as defined above but excluding other income or expense, or alternatively, GAAP operating income from continuing operations before depreciation and amortization. To distinguish our calculation of EBITDA from other possible meanings of EBITDA, for periods ending after March 31, 2003 and going forward we changed references to “EBITDA” in our financial reports to the term “Adjusted EBITDA.” Although our “Adjusted EBITDA” and what we formerly referred to as our “EBITDA” are calculated in the same manner, management believes “Adjusted EBITDA” is a more accurate description.

(6)	Pro forma Adjusted EBITDA is defined as Adjusted EBITDA excluding warrant expense.

Station operating income, Adjusted EBITDA and same station results are not measures of performance or liquidity calculated in accordance with GAAP. However, the Company believes that these measures are useful in evaluating its performance because they reflect a measure of performance for our radio stations before considering costs and expenses related to our specific corporate and capital structure. In addition, the Company believes same station results provide a useful measure of performance because they present station operating income before the impact of any acquisitions or dispositions completed during the relevant periods, which allows SBS to measure only the performance of radio stations it owned and operated during the entire relevant periods. These measures are widely used in the broadcast industry to evaluate a radio company’s operating performance and are used by management for internal budgeting purposes and to evaluate the performance of the Company’s radio stations and its consolidated operations. However, these measures should not be considered in isolation or as substitutes for operating income, net income (loss), cash flows from operating activities or any other measure for determining the Company’s operating performance or liquidity that is calculated in accordance with GAAP. In addition, because station operating income and same station results are not calculated in accordance with GAAP, they are not necessarily comparable to similarly titled measures employed by other companies.

Second Quarter 2004 Outlook

To provide greater comparability on our operating performance, the Company’s guidance will be on a pro forma basis, which excludes the prior year period’s non-cash programming expense of $1.3 million related to the issuance of warrants in connection with the KXOL-FM asset purchase agreement and the San Antonio and San Francisco operations, which are now classified as discontinued operations. The San Antonio and San Francisco operations had net revenues of $1.5 million and Adjusted EBITDA of $0.3 million for the prior year’s quarter ended June 30, 2003.

For the quarter ending June 30, 2004, the Company expects net revenue and pro forma Adjusted EBITDA growth to be in the low-to-mid single digit range over the pro forma comparable prior year period. The Company’s second quarter capital expenditures are projected to be approximately $1.1 million.

First Quarter 2004 Conference Call

SBS will host a teleconference today, May 5, 2004 at 11:00 a.m. ET to discuss today’s release of financial results. To access the teleconference, please dial (785) 832-1508 ten minutes prior to the start time. If you cannot listen to the teleconference at its scheduled time, there will be a replay available through May 12, 2004, that can be accessed by dialing (402) 220-1177. There will also be a live webcast of the conference call, located at www.spanishbroadcasting.com/webcasts.shtml. A seven day archived replay of the webcast will also be available at that link.

About Spanish Broadcasting System, Inc.

Spanish Broadcasting System, Inc. is the largest Hispanic-controlled radio broadcasting company in the United States. SBS currently owns and/or operates 25 stations in six of the top-ten U.S. Hispanic markets, including New York, Los Angeles, Miami, Chicago, San Francisco and Puerto Rico. The Company also operates LaMusica.com, a bilingual Spanish-English Internet Web site providing content related to Latin music, entertainment, news and culture. The Company’s corporate website is located at www.spanishbroadcasting.com.

The information contained in this news release, other than historical information, consists of forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. These statements may involve risks and uncertainties that could cause actual results to differ materially from those described in such statements. Although the Company believes that the expectations reflected in such forward-looking statements

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are reasonable, it can give no assurance that such expectations will prove to have been correct. Important factors beyond the Company’s control, including general economic conditions, consumer spending levels, adverse weather conditions and other factors could cause actual results to differ materially from the Company’s expectations.

(Financial Table Follows)

Contacts:

Analysts and Investors Joseph A. García Executive Vice President, Chief Financial Officer and Secretary (305) 441-6901	Analysts, Investors or Media Chris Plunkett Brainerd Communicators, Inc. (212) 986-6667

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Below are the Unaudited Condensed Consolidated Statements of Operations and other information as of and for the quarters ended March 31, 2004 and 2003.

	Quarter Ended March 31,
Amounts in thousands (except per share data)	2004	2003

Net revenue from continuing operations	$29,232	$27,923
Station operating expenses from continuing operations	18,329	17,468
Corporate expenses	3,228	4,489
Depreciation and amortization	822	708

Operating income from continuing operations	6,853	5,258
Interest expense, net	(10,238)	(8,629)
Other income, net	175	26

Loss from continuing operations before income taxes and discontinued operations	(3,210)	(3,345)

Income tax (benefit) expense	(3,948)	(2,448)

Income (loss) from continuing operations before discontinued operations	738	(897)
Income from discontinued operations, net of tax	10,940	96

Net income (loss)	$11,678	$(801)

Dividends on preferred stock	(2,054)	—

Net income (loss) applicable to common stockholders	$9,624	$(801)

Basic and diluted income (loss) per common share:

Net income (loss) per common share before discontinued operations:
Basic and Diluted	$(0.02)	$(0.01)

Net income per common share for discontinued operations:
Basic and Diluted	$0.17	$0.00

Net income (loss) per common share:

Basic and Diluted	$0.15	$(0.01)

Weighted average common shares outstanding:
Basic	64,693	64,682

Diluted	65,359	64,682

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Selected Unaudited Balance Sheet Information and Other Data:

As of March 31,
Amounts in thousands	2004

Cash and cash equivalents	$74,187

Total assets	$854,534

Current portion of long-term debt	$1,482
Senior credit facilities term loan due 2009	123,438
9 5/8% Senior subordinated notes, net	325,540
Other long-term debt	3,661

Total current and long-term debt	454,121

Preferred stock	$78,420

Total stockholder’s equity	$225,870

Total capitalization	$758,411

	Quarter Ended March 31,
Amounts in thousands	2004	2003

Capital expenditures from continuing operations	$682	$1,233

Cash paid for income taxes, net	$323	$187